Exhibit 99.1

News Release
2 North Riverside Plaza, Suite 1250 • Chicago IL 60606 • 800-458-2235 • www.freightcaramerica.com

For Release: December 17, 2008	Contact: Thomas P. McCarthy (800) 458-2235
FreightCar America, Inc. Announces Appointment of
Christopher Nagel as Chief Financial Officer
FreightCar America, Inc. (NASDAQ: RAIL) announced today that Christopher L. Nagel has been appointed as Vice President, Finance, Chief Financial Officer and Treasurer. Mr. Nagel will be based at the Company’s Chicago, Illinois headquarters. He succeeds Kevin P. Bagby, who resigned in November to accept a position at another firm.
Mr. Nagel, 46, joins FreightCar America, Inc. from The Wallick Companies, a property management and construction business, where he was Chief Financial Officer. Prior to joining Wallick, he spent almost nine years at The Scotts Miracle-Gro Company in positions of expanding leadership scope. In his most recent role, he served as Scotts’ Executive Vice President–North American Consumer Business. He also served as Executive Vice President and Chief Financial Officer of Scotts from 2003 to 2006, and prior to that, as Senior Vice President–North American Finance and Corporate Controller. Earlier in his career, he held finance roles of increasing responsibility at Borden, Inc. and its successors. He began his career in public accounting with PricewaterhouseCoopers.
Mr. Nagel received a B.S.B.A. degree in Accounting, cum laude, from The Ohio State University in 1984, and is a Certified Public Accountant.
*            *            *
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions;
— More —

fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.
# # #